Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Dril-Quip, Inc. (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company (to be renamed “Innovex International, Inc.”) following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Date: May 1, 2024	/s/ Patrick Connelly
Name: Patrick Connelly